EXHIBIT 10.22

AMENDMENT TO THE MORGAN STANLEY

1995 EQUITY INCENTIVE COMPENSATION PLAN,

DATED NOVEMBER 26, 2007

Sections 12(d), 12(f) and 16(a) of the Morgan Stanley 1995 Equity Incentive Compensation Plan, as amended, are amended in their entirety to read as follows:

12.	Awards in General.

(d) In accordance with the procedures specified by, and subject to the approval of, the Committee, Participants may be given the opportunity to defer the payment or settlement of an Award to one or more dates selected by the Participant. The Committee shall set forth in writing (which may be in electronic form), on or before the date the applicable deferral election is required to be irrevocable in order to meet the requirements of Section 409A, the conditions under which such election may be made. In connection with such deferral, the Committee may provide that Awards so deferred may be credited with a notional return during the period of deferral based upon the corresponding return on one or more investments designated by the Committee or elected by the Participant in accordance with the procedures established by the Committee for this purpose. Notwithstanding any other authority granted to it, the Committee shall not have authority to accelerate the payment or settlement of any Award granted under the Plan that constitutes a deferral of compensation subject to Section 409A, except to the extent that such acceleration is not prohibited by Section 409A and would not cause a Participant to recognize income for United States federal income tax purposes prior to the time of payment, settlement or exercise of the Award or to incur interest or additional tax under Section 409A

(f) The vesting, exercisability, payment and other restrictions applicable to an Award (which may include, without limitation, restrictions on transferability or provision for mandatory resale to the Company) shall be determined by the Committee and set forth in the applicable Award Agreement or Award Certificate. Notwithstanding the foregoing, the Committee may accelerate (i) the vesting of any Award, (ii) the payment of any Award that does not constitute a deferral of compensation subject to Section 409A (iii) the lapse of restrictions on any Award (including a Stock Award) or (iv) the date on which any Option or SAR first becomes exercisable. The Committee may not accelerate the payment of any Award that constitutes a deferral of compensation subject to Section 409A except to the extent that such acceleration is not prohibited by Section 409A and would not cause a Participant to recognize income for United States federal income tax purposes prior to the time of payment, settlement or exercise of the Award or to incur interest or additional tax under Section 409A. The date of a Participant’s termination of employment for any reason shall be determined in the sole discretion of the Committee; provided, however, that to the extent full or partial payment of any Award that constitutes a deferral of compensation subject to Section 409A is made upon or as a result of a Participant’s termination of employment, the Participant will be considered to have experienced a termination of employment if, and only if, the Participant has experienced a separation from service with the Participant’s employer for purposes of Section 409A. The Committee shall also have full authority to determine and specify in the applicable Award Agreement or Award

Certificate the effect, if any, that a Participant’s termination of employment for any reason will have on the vesting, exercisability, payment or lapse of restrictions applicable to an outstanding Award.

16.	Miscellaneous Provisions

(a) As a condition to the making of any Award, the vesting or payment of any Award or the lapse of the restrictions pertaining thereto (including those related to the exercise of an Option or SAR), the Company may require the Participant to pay such sum to the Company as may be necessary to discharge the Company’s obligations with respect to any taxes, assessments or other governmental charges imposed on property or income received by a Participant pursuant to the Award. In accordance with rules and procedures established by the Committee and, in the discretion of the Committee, such payment may be in the form of cash or other property. In accordance with rules and procedures established by the Committee, in satisfaction of such taxes, assessments or other governmental charges the Company may, in the discretion of the Committee, (i) make available for delivery a lesser number of Shares in payment or settlement of an Award, (ii) permit a Participant to tender previously owned Shares to satisfy such withholding obligation, or (iii) deduct or withhold from any payment or distribution to a Participant in respect of such Award or from any other payment or distribution to a Participant, whether or not pursuant to the Plan, that is not made in respect of a deferral of compensation subject to Section 409A.

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